EXECUTIVE CHAIRMAN AND CHIEF AI ARCHITECT AGREEMENT

This EXECUTIVE CHAIRMAN AND CHIEF AI ARCHITECT AGREEMENT (this “Agreement”) is made effective as of July 14, 2025 (the “Effective Date”) and is by and between Rahul Mewawalla (the “Executive”) and Phunware, Inc., a Delaware corporation (the “Company”). Executive and the Company are referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Executive currently serves on the Company’s Board of Directors (the “Board”) and serves as its Independent Board Chair; and

WHEREAS, the Parties agree that as of the Effective Date, Executive shall resign from Executive’s current role of Independent Board Chair, and assume a new role, Executive Chairman of the Board and Chief AI Architect; and

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms of the Executive Chairman and Chief AI Architect position and certain other matters relating to his role.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, terms, conditions, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties, voluntarily and knowingly intending to be legally bound, agree as follows:

1.
Services. Subject to the terms and conditions of this Agreement, Executive’s position with the Company shall be Executive Chairman and Chief AI Architect (“Role”). Executive accepts such engagement upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such Role, including but not limited to guiding and supporting the Company’s new interim Chief Executive Officer (the “Services”). While serving hereunder, Executive shall devote that amount of time as is reasonable for Executive to perform the Services as reasonably determined by the Board, taking into account his other business obligations as in effect from time to time. Company consents to the Executive being involved in outside activities and investments, now and in the future, without limitation as long as such activity does not result in a material conflict of interest. Executive represents that he has the qualifications, the experience and the ability to properly perform the Services, and that he will use his best efforts to perform the Services.
2.
Fixed Term. This Agreement is a fixed-term agreement and shall commence on the Effective Date and shall continue for a period of six (6) months (“Term”), unless earlier terminated or mutually extended by the affirmative vote of (a) majority of the members of the Board of Directors and (b) Executive (the “Final Term”); provided, however, the Term may be terminated earlier in the event of (i) Executive’s conviction of, or plea of guilty to, a felony or any crime involving moral turpitude, fraud or dishonesty; or (ii) Executive is the subject of an adverse action or investigation by a governmental agency(“Early Termination Reasons”). Upon expiration of the Term, this Agreement may be renewed for successive thirty (30)-day periods, each upon (a) prior approval and the consent of a majority of the members of the Board of Directors (excluding Executive), and (b) the Executive’s consent. Upon the expiration or earlier termination of the Final Term and/or the Agreement, Executive shall immediately resume his prior role as Chairman (non-executive) of the Board of Directors, however in a non-independent capacity as shall be determined by Nasdaq guidelines applicable at that time.
3.
Board Membership: Subject to applicable laws and Nasdaq requirements, the Board will nominate you for re-election as a member of the Board at the Company’s 2026 meeting of shareholders and/or subsequent meeting as may be applicable for you, and shall recommend, support and solicit proxies for your re-election at such meeting, provided no Early Termination Reasons exist.
4.
Compensation. Executive shall receive cash compensation of $50,000 per month, payable per the Company’s regular payroll cycle, during the course of the Term, after which compensation level will be reexamined and determined by the Board in consultation with the Executive, in the event this Agreement is renewed for successive periods as contemplated in Section 2 above. Such Compensation is additive and separate from the current and ongoing fees that the Executive remains entitled to receive as a member of the Board and as Chair of the Board. Notwithstanding any other applicable documents, agreements, consents, or provisions, the Executive shall remain entitled to separately receive fees, including cash and equity, for his service as a board member and as Chair of the Board, as he would have if he remained in a non-executive and/or independent capacity and at least at preexisting levels.
5.
Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement are governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Washington.

6.
Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively in Seattle, Washington before and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator; and provided further, that in the event there are claims that cannot be subject to mandatory arbitration or otherwise as a matter of law, the Parties agree to submit such claims to the exclusive jurisdiction of the state and federal courts of Western Washington, located in Seattle, Washington, and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL. The arbitration proceedings will be confidential. The arbitrator's award will be final and binding upon all Parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States. Each Party will bear its own costs and expenses (including attorneys' fees and costs) incurred in connection with any such arbitration proceeding, except that the Parties will split the arbitrator’s fees evenly. For purposes of any actions or proceedings ancillary to the arbitration referenced above (including, but not limited to, proceedings seeking injunctive or other equitable relief of this Agreement or to enforce an arbitration award), the Parties agree to submit to the exclusive jurisdiction of the state and federal courts of Western Washington located in Seattle, Washington, and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL.
7.
Entire Agreement; No Reliance. This Agreement is the entire agreement of the Parties with regard to Executive's Services with the Company and all other agreements and understandings, whether written or oral, if made prior to this Agreement between the Company and Executive, are merged with and into this Agreement so that the provisions of any such prior agreement(s) or understanding(s) are void and of no further force and effect, except for any separate agreements related to the Executive’s board member service and award agreements entered into by and between the Company and Executive with respect to Executive's current or future restrictive stock units, and the terms of any other agreements and/or Company policies in force that relate to and are applicable to Company’s board members. No person or entity has any authority to make any representation or promise for or on behalf of any Party not set forth in this Agreement. The Parties agree that, in executing this Agreement, they do not and have not relied on any document, representation or statement, whether written or oral, other than those specifically set forth or specifically referenced in this Agreement. Neither Party is relying upon a legal duty, even if one might exist, on the part of the other Party (or such Party's directors, officers, agents, representatives, or attorneys) to disclose any information in connection with the preparation, negotiation, execution or delivery or performance of this Agreement, except as otherwise expressly provided herein. The Parties expressly acknowledge and agree that no lack of information on the part of either Party is a ground for challenging this Agreement. The recitals to this Agreement are incorporated into and made a part of this Agreement for all purposes.
8.
No Modification, Amendment or Waiver. No term, provision or condition of this Agreement may be modified, amended or waived in any respect except by a writing executed by both of the Parties.
9.
Survival. The Company's and Executive’s rights and remedies, and the Company’s and Executive’s post-Agreement obligations and restrictions, under this Agreement, shall survive the termination or expiration of this Agreement .
10.
Successor and Assigns. This Agreement is personal to each of the Parties. Except as provided in this Section, no Party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other Party, provided that the Company may assign this Agreement to any successor of or to the Company or to all or substantially all of the business and/or assets of the Company. As used in this Agreement, the "Company" shall include the Company and any successor to the Company or its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by agreement, operation of law or otherwise.
11.
Counterparts; Electronic Signature. The Parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one agreement. Either Party may execute this Agreement by facsimile or electronic signature, and the other Party is entitled to rely upon such facsimile or electronic signature as conclusive evidence that this Agreement has been duly executed by such Party.
12.
Severability. If any provision or clause of this Agreement, or portion of it, is held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision or clause is not thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the Parties that, if any court construes any provision or clause of this Agreement, or any portion of it, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.
13.
No Strict Construction. The Parties participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
14.
Tax Matters and Miscellaneous.
(a)
Tax Advice. The Company has made no warranty or representation to Executive with respect to the income tax consequences of the transactions contemplated by this Agreement, and Executive is in no manner relying on the Company or its representatives for an assessment of such tax consequences. Executive is advised to consult with his own tax advisor.
(b)
Section 409A Compliance. This Agreement is construed and interpreted to the maximum extent possible in a manner to avoid any adverse tax consequences to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). However, notwithstanding any other provision of this Agreement, if at any time the Company determines that this Agreement may be subject to Section 409A, the Company shall adopt, with the Executive’s consent, such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as the Company determines are necessary or appropriate for this Agreement to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding any other provision of this Agreement, the Company is not liable for any tax imposed on the Employee under the Code.
(c)
Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to individuals at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(d)
Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Services, in accordance with Company’s policies with respect thereto as in effect from time to time.
(e)
Indemnification. Executive shall be eligible for coverage, including post termination or expiration of this Agremment, under Company’s indemnification and advancement policies and Directors’ and Officers’ (“D&O”) insurance policies at least to the same extent and in the same manner to which Company’s similarly situated directors and executives are entitled to coverage under Company’s indemnification and advancement policies and D&O insurance policies, subject to the terms and conditions of any such Company D&O insurance policies.

EXECUTIVE'S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN KNOWINGLY AND VOLUNTARILY, AND SPECIFICALLY AND EXPRESSLY INTENDS TO BE BOUND BY THE SAME.

EXECUTIVE:

RAHUL MEWAWALLA

(Signature)

(Printed Name)

(Date)

COMPANY:

PHUNWARE, INC.

(Signature)

(Printed Name)

(Date)